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                                                                   Exhibit 4.2.2


                                 January 2, 2004


Ryan Beck & Co., Inc.
380 Madison Avenue
New York, New York  10017

Ladies and Gentlemen:

         The undersigned is exchanging convertible debentures (the "2002 Debentures") of Bakers Footwear Group, Inc., a Missouri corporation (the "Company"), which were originally acquired on April 4, 2002 pursuant to a private placement by the Company, for New Debentures pursuant to a Convertible Debenture Exchange Agreement dated as of the date hereof. The undersigned understands that the Company proposes to engage in an underwritten public offering of newly issued shares of the Company's Common Stock, $.0001 per share (the "Proposed Offering"), pursuant to a registration statement on Form S-1 (File No. 333-86322) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In connection with the Proposed Offering, the Company will enter into an Underwriting Agreement (the "Underwriting Agreement") among the Company, Ryan Beck & Co., Inc. and BB&T Capital Markets, a Division of Scott & Stringfellow, Inc., as representatives of the several Underwriters to be named in Schedule A thereto (the "Underwriters"), relating to the Proposed Offering.

         In order to induce the Underwriters to enter into the proposed Underwriting Agreement and to consummate the Proposed Offering, the undersigned hereby agrees not to, without the prior written consent of Ryan Beck & Co. Inc., during the Lock-Up Period (as defined below), directly or indirectly offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of the Company's Common Stock or securities convertible into or exchangeable for shares of the Company's Common Stock, including without limitation the New Debentures, now owned or acquired upon conversion of the New Debentures by the undersigned (collectively, the "Company Securities") or file any registration statement with respect to any of the foregoing, or enter into any swap or other agreement that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of the Company Securities, whether any such swap or transaction is to be settled by delivery of Company Securities, in cash or otherwise, except that the undersigned may (x) transfer Company Securities as a bona fide gift or gifts, provided that the undersigned provides prior written notice of such gift or gifts to Ryan Beck & Co., Inc. and the donee or donees thereof agree(s) to be bound by the restrictions set forth herein, or (y) exercise options to purchase the Company's Common Stock, which options have been issued as of the date hereof.

         For purposes hereof, the "Lock-Up Period" shall mean the period commencing on the date hereof and ending on the later to occur of (1) the date that is ninety (90) days following the date of the consummation of the Proposed Offering pursuant to the Underwriting Agreement and (2) June 30, 2004.



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         Furthermore, the undersigned hereby agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of the Company Securities in violation of this agreement.



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[Name]



[The lock-up agreement was executed prior to the initial public offering by all the then existing holders of subordinated convertible debentures of the Company, including the following entities and individual:

1.       Special Situations Fund III, L.P.

2.       Special Situations Cayman Fund, L.P.

3.       Special Situations Private Equity Fund, L.P.

4.       Julian Edison

5.       Crown Investment Partners, LP

6.       The Crown Advisors, LLC

7.       SWB Holdings, Inc.

Copies of each executed lock-up agreement have been omitted. The Company undertakes to furnish supplementally a copy of each such lock-up agreement upon request.]